Exhibit 10.1
                                                                    ------------

                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                            Phillip Levin, Chairman of the Board
                                                 info@nviro.com   (419) 535-6374

       N-VIRO ANNOUNCES SIGNIFICANT IMPROVEMENT IN 2004 FINANCIAL RESULTS

Toledo, Ohio, Monday, April 4, 2005 - N-Viro International Corp. (OTC BB/NVIC.OB) announced the Company's financial results for the fourth quarter and year ended December 31, 2004.

Chairman Phillip Levin stated, "N-Viro is very pleased with its 2004 financial results. Our 2003 loss was over $1.5 million, but in 2004 it was only $71,000 and, due to depreciation and other non-cash expenses, cash basis income was approximately $500,000. Fourth quarter 2004 earnings were $14,000 compared to a $711,000 loss in 2003."

"Beginning in May of 2004, our management and consulting team embarked on a program to reduce operational costs by over $600,000. Dan Haslinger, who became CEO this past January, is focused on continued cost reduction and the development of additional revenue sources. Our independent auditors have recognized these operating improvements, as demonstrated by the removal of last year's going concern qualification in the auditor's report. The Company's balance sheet is greatly improved due to a successful private stock placement effort, the proceeds of which were used to reduce debt. Recently elected directors Carl Richard and Joe Scheib have added valuable experience to our team. We are confident the positive trends initiated in 2004 will continue into the future," commented Levin.

"N-Viro also has retained Quest Equities, LLC as a consultant charged with the mission of enhancing shareholder value in the near term. We are eager to advance our work with Quest and to pursue various initiatives which are on the drawing board. As Chairman it will be a great pleasure to address the Company shareholders at our upcoming annual meeting in light of our improved financial report. Many of the changes that have been implemented are only now beginning to show results. As our team continues its work our financial condition will continue to improve," Levin concluded.

About  N-Viro
-------------
N-Viro International Corporation develops and licenses its technology to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.
                           -------------                         --------------

Forward  Looking  Statements
----------------------------
The Company cautions that words used in this document such as "expects," "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commissions. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

                                    -  30  -


                                           N-VIRO INTERNATIONAL CORPORATION
                                        CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  Three Months Ended Dec. 31          Twelve Months Ended Dec. 31
                                                      2004               2003              2004              2003
                                             -----------------------  -----------  --------------------  ------------
Revenues. . . . . . . . . . . . . . . . . .  $            1,152,034   $1,338,736   $         5,453,493   $ 5,401,048

Cost of revenues. . . . . . . . . . . . . .                 835,661      977,632             3,940,703     3,970,380
                                             -----------------------  -----------  --------------------  ------------

Gross Profit. . . . . . . . . . . . . . . .                 316,373      361,104             1,512,790     1,430,668

Operating expenses. . . . . . . . . . . . .                 273,245      536,468             1,628,108     2,253,012
                                             -----------------------  -----------  --------------------  ------------

Operating income (loss) . . . . . . . . . .                  43,128     (175,364)             (115,318)     (822,344)

Nonoperating income (expense) . . . . . . .                 (28,918)    (535,850)               43,504      (699,834)
                                             -----------------------  -----------  --------------------  ------------

Income (loss) before income taxes . . . . .                  14,210     (711,214)              (71,814)   (1,522,178)

Federal and state income taxes. . . . . . .                       -            -                     -             -
                                             -----------------------  -----------  --------------------  ------------

Net income (loss) . . . . . . . . . . . . .  $               14,210   $ (711,214)  $           (71,814)  $(1,522,178)
                                             =======================  ===========  ====================  ============


Basic and diluted income (loss) per share .  $                 0.00   $    (0.28)  $             (0.02)  $     (0.59)
                                             =======================  ===========  ====================  ============

Weighted average common shares outstanding.               3,266,769    2,583,136             3,079,216     2,578,871
                                             =======================  ===========  ====================  ============